GMAC Commercial Credit LLC



                                                   August 23, 2000


Signal Apparel Company, Inc.
34 Englehard Avenue
Avenel, New Jersey 07001

Gentlemen:

     Reference is made to the Revolving Credit, Term Loan and Security Agreement dated March 12, 1999 ( as amended from time to time, the "Credit Agreement") by and among SIGNAL APPAREL COMPANY, INC. ("Borrower") and GMAC COMMERCIAL CREDIT LLC, as Agent (in such capacity, "Agent") for the lenders ("Lenders") parties from time to time to the Credit Agreement. All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Credit Agreement.

     1. By letter Agreement dated August 14, 2000, the Lenders extended the date for Borrower to comply with the provisions of Section 2.1(d)(ii) of the Credit Agreement (the "Clean-Up Provision") from August 7, 2000 to August 15, 2000. As of the date of this letter, Borrower is not in compliance with the Clean-Up Provision. As a result of such noncompliance, Events of Default have occurred under Section 10.5 of
          Article X (Events of Default) and Section 2.1(d) of Article II (Advances, Payments) of the Credit Agreement. Borrower has requested Lenders to extend the date for compliance with the Clean-Up Provision from August 15, 2000 to August 30, 2000. Lenders hereby extends the date for payment of the Clean-Up Provision to August 30, 2000, at which time payment shall be due and payable to Lenders in an amount equal to the amount which would have been due and payable had such payment been made on August 7, 2000.

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     2.   Except as specifically set forth herein, no other changes or modifications to the Credit Agreement are intended or implied and, in all other respects, the Credit Agreement shall continue to remain in full force and effect in accordance with its terms as of the date hereof. Except as specifically set forth herein, nothing contained herein shall evidence a waiver or an amendment by Agent or Lenders of any other provision of the Credit Agreement, including without limitation, Section 2.6 of the Credit Agreement, nor of the specific provisions referred to above for any other time period.

     3. The terms and provisions of this Agreement shall be for the benefit of the parties hereto and their respective successors and assigns; no other person, entity or corporation shall have any right, benefit or interest under this Agreement.

     4. This Agreement may be signed in counterparts, each of which shall be an original and all of which taken together constitute one agreement. In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart signed by the party to be charged

     5. This Agreement sets forth the entire agreement and understanding of the parties with respect to the matters set forth herein. This agreement cannot be changed, modified or terminated except in a writing executed by the party to be charged.

                                                 Very truly yours,


                                                 GMAC COMMERCIAL CREDIT LLC,
                                                 As Agent

                                                 By: /s/ Anthony A. Marsicano
                                                     Anthony A. Marsicano
                                                     Executive Vice President

     Acknowledge and Agreed:

     Signal Apparel Company, Inc.

        /s/ Robert J. Powell

     By:     Robert J. Powell
     Title:  Vice President